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                                                                      Exhibit 11

                   PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
               SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                   Three and Nine Months Ended September 30,

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


                                                   Three months ended        Nine months ended
                                                   September 30, 1996        September 30, 1996
                                                ------------------------  ------------------------
                                                                Fully                  Fully
                                                  Primary      Diluted    Primary    Diluted
                                                -----------  ----------- ----------- ----------
Weighted average number of common shares
    outstanding during the period.........      13,915,000   13,915,000   14,139,000   14,139,000
Excess of weighted average number of shares
     issuable upon exercise of employee
     stock options over 20% of shares
     outstanding at end of the period....        2,432,000    2,432,000    2,176,000    2,176,000
                                                ----------  -----------  -----------  -----------
Weighted average number of shares.......        16,347,000   16,347,000   16,315,000   16,315,000
                                                ==========  ===========  ===========  ===========
 Proceeds available to repay debt:
     From exercise of options, including
        tax benefits, at average market
         price..........................       $36,903,000               $71,419,000
     From exercise of options,
      including tax benefits, at end
      of period market price............                    $37,431,000               $69,657,000
                                               -----------  -----------  -----------  -----------
                                               $36,903,000  $37,431,000  $71,419,000  $69,657,000
                                               -----------  -----------  -----------  -----------

Interest saved, net of taxes............           377,000      382,000      971,000    1,095,000
Net income as reported..................         6,915,000    6,915,000    8,434,000    8,434,000
                                               -----------  -----------  -----------  -----------
Adjusted net income....................        $ 7,292,000  $ 7,297,000  $ 9,405,000  $ 9,529,000
                                               ===========  ===========  ===========  ===========
Per share...............................              $.45         $.45         $.58         $.58
                                               ===========  ===========  ===========  ===========
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